Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 19, 2019
Registration Statement Nos. 333-225949 and
333-225949-02

**PXG DETAILS** $1.631bln+ FORDO 2019-A (Auto Loan)

Active Leads: J.P. Morgan (struc), Deutsche Bank, Societe Generale

Passive Leads: Barclays, BNP

Co-Managers: Bradesco, BB Securities

Selling Groups: Drexel Hamilton, Williams Capital

CL	AMT($MM)	WAL	MDY/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	317.75	0.26	P-1/F1+	09/19	04/20		2.650	2.650	100.00000
A-2-A	481.22	1.02	Aaa/AAA	10/20	02/22	EDSF+15	2.803	2.780	99.99329
A-2-B	100.00	1.02	Aaa/AAA	10/20	02/22	1mL +16			100.00000
A-3	491.35	2.25	Aaa/AAA	03/22	09/23	IntS+25	2.804	2.780	99.98317
A-4	159.77	3.35	Aaa/AAA	10/22	08/24	IntS+38	2.876	2.850	99.97157
B	48.94	3.56	Aa1/AA+	10/22	10/24	IntS+55	3.041	3.020	99.99361
C	32.62	3.56	Aa3/A+	10/22	09/25	IntS+79	3.281	3.250	99.97051

Expected Settle	:	03/22/19	Registration	:	SEC Registered
First Pay Date	:	04/15/19	ERISA Eligible	:	Yes
Expected Ratings	:	Moody’s, Fitch	Min Denoms	:	$1k x $1k
Ticker	:	FORDO 2019-A	Pxing Speed	:	1.4% ABS to 10% Call
Expected Pricing	:	PRICED	Bill & Deliver	:	J.P. Morgan
ABS-15G Filing	:	Tues, 03/12/19

CUSIPs A-1	:	34533FAA9	Available Information	:
A-2-A	:	34533FAB7	* Prelim Prospectus	:	Attached
A-2-B	:	34533FAC5	* Ratings FWP	:	Attached
A-3	:	34533FAD3	* IntexNet/CDI	:	Separate Message
A-4	:	34533FAE1
B	:	34533FAF8
C	:	34533FAG6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.